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                                          Exhibit 11(a)




CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated March 21, 1996, relating to the financial statements and financial highlights of Salomon Brothers Institutional High Yield Bond Fund, Salomon Brothers Institutional Emerging Markets Debt Fund and Salomon Brothers Institutional Asia Growth Fund (constituting Salomon Brothers Institutional Series Funds
Inc), which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement.

PRICE WATERHOUSE LLP


1177 Avenue of the Americas
New York, New York, 10036
March 29, 1996